Exhibit 10.1

BAIYU Holdings, Inc.

3607 Avenida Madera, Unit B

Bradenton, FL 34210

941-592-5888

July 15, 2024

Re: Director Offer Letter

Dear Ms. Rongrong (Rita) Jiang,

BAIYU Holdings, Inc., a Delaware corporation (the “Company”), is pleased to offer you a position as a member of its Board of Directors (the “Board”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation on the Board. Should you choose to accept this position as a member of the Board, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company.

1. Term. This Agreement is effective upon your acceptance and signature below through the last date of your current term as a member of the Board. This Agreement shall be automatically renewed on the date of your reelection as a member of the Board for the period of such new term unless the Board determines not to renew this Agreement.

2. Services. You agree, subject to your continued status as a director, to serve on the Company’s Board, and to serve as a member of the Audit Committee of the Board and the Compensation Committee of the Board, as well as a member of the Nominating and Governance Committee of the Board, and to provide those services required of a director and/or member of applicable committee of the Board under (w) the Company’s Certificate of Incorporation, Bylaws, and charter of the applicable committee of the Board, as each may be amended from time to time, (x) the Delaware General Corporation Law, the federal securities laws and other state and federal laws and regulations, as applicable, (y) the rules and regulations of the Securities and Exchange Commission, and (z) any stock exchange or quotation system on which the Company’s securities may be traded from time to time (collectively, the “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the committee(s) of which you are a member as regularly or specially called. You may attend and participate at each such meeting via teleconference, video conference or in person. You shall consult with the other members of the Board and committee(s) as necessary via telephone, electronic mail or other forms of correspondence.

3. Compensation. In consideration for your services provided pursuant to Section 2 of this Agreement, you will receive a monthly grant of 8,333 shares (100,000 shares annually) of the Company’s common stock, par value $0.001 per share, for each month of your services to the Company during the term of this Agreement. The Company will reimburse you for reasonable, documented, and out-of-pocket business related expenses incurred in connection with your Duties, provided such expenses are approved by the Company in advance. Invoices for expenses, with receipts attached, shall be submitted.

4. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

5. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

(a) Definition. For purposes of this Agreement the term “Confidential Information” means:

(i) Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

(ii) Any information which is related to the business of the Company and is generally not known by non-Company personnel.

(iii) Confidential Information includes, without limitation, trade secrets and any information concerning services provided by the Company, concepts, ideas, improvements, techniques, methods, research, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

(b) Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

(i) Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

(ii) Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

(iii) Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

(c) Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies, to the Company upon the earliest of Company’s demand or expiration or termination of this Agreement

(d) Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement.

(e) Ownership. You agree that Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

6. Non-Competition. You agree and undertake that you will not, so long as you are a member of the Board and for a period of 12 months following termination of this Agreement for whatever reason, directly or indirectly as owner, partner, joint venture, stockholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities involving services or products which compete, directly or indirectly, with the services or products provided or proposed to be provided by the Company or its subsidiaries or affiliates; provided, however, that you may own securities of any public corporation which is engaged in such business but in an amount not to exceed at any one time, one percent of any class of stock or securities of such company, so long as you has no active role in the publicly owned company as director, employee, consultant or otherwise.

7. Non-Solicitation. So long as you are a member of the Board and for a period of 12 months thereafter, you shall not directly or indirectly solicit for employment any individual who was an employee of the Company during your tenure.

8. Director’s Representations and Warranties. You hereby represent and warrant that no other party has exclusive rights to your services in the specific areas in which the Company is conducting business and that you are in no way compromising any rights or trust between any other party and you or creating a conflict of interest as a result of your participation on the Board. You also represent, warrant, and covenant that so long as you serve on the Board, you will not enter into another agreement that will create a conflict of interest with this Agreement or the Company. You further represent, warrant, and covenant that you will comply with the Company’s Certificate of Incorporation (as amended), Bylaws (as amended), policies and guidelines, all applicable laws and regulations, including Sections 10 and 16 of the Securities Exchange Act of 1934, as amended, and listing rules of The Nasdaq Stock Market LLC or any other stock exchanges on which the Company’s securities may be traded; that you shall promptly notify the Board of any circumstances that may potentially impair your independence as a director of the Company; and that you shall promptly notify the Board of any arrangements or agreements relating to compensation provided by a third party to you in connection with your status as a director or director nominee of the Company or the services requested under this Agreement.

9. Termination. This Agreement shall automatically terminate upon your death or upon your resignation or removal from, or failure to win election or reelection to, the Board. In the event of expiration or termination of this Agreement, you agree to return or destroy any materials transferred to you under this Agreement except as may be necessary to fulfill any outstanding obligations hereunder. Upon the expiration or termination of this Agreement, your right to compensation hereunder will terminate, subject to the Company’s obligations to make any fees and expenses payments or pay other compensation required pursuant to Section 3, in each case, due up to the date of the expiration or termination. Notwithstanding the expiration or termination of this Agreement, neither party hereto shall be released hereunder from any liability or obligation to the other which has already accrued as of the time of such expiration or termination or which thereafter might accrue in respect of any act or omission of such party prior to such expiration or termination. Sections 5, 6, 7, 9, 10, 11, 12, 13, 14, 15 and any other provisions of this Agreement which by their nature should survive termination, cancellation, or expiration of this Agreement, shall so survive.

10. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in the State of New York.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your negligence or willful misconduct. The Company shall advance to you any documented and reasonable expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company. The Company will also provide you with director and officer liability insurance coverage to the extent provided to the directors of the Company generally.

13. Nature of Relationship. You are an independent contractor and will not be deemed as an employee of the Company for any purposes by virtue of this Agreement. You shall be solely responsible for the payment or withholding of all federal, state, or local income taxes, social security taxes, unemployment taxes, and any and all other taxes relating to the compensation you earn under this Agreement. You shall not, in your capacity as a director of the Company, enter into any agreement or incur any obligations on the Company’s behalf, without appropriate Board action.

14. Severability. Any provision of this Agreement which is determined to be invalid or unenforceable shall not affect the remainder of this Agreement, which shall remain in effect as though the invalid or unenforceable provision had not been included herein, unless the removal of the invalid or unenforceable provision would substantially defeat the intent, purpose or spirit of this Agreement.

15. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors of the Company of any questions arising under this Agreement.

[Signature Page Follows]

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

BAIYU HOLDINGS, INC.

By:	/s/ Renmei Ouyang
Name:	Renmei Ouyang
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

RONGRONG (RITA) JIANG

By:	/s/ Rongrong (Rita) Jiang

[Signature Page to Director Offer Letter]